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                                                                Exhibit 10.21

                              CONSULTANT AGREEMENT

BETWEEN:      ATHENA Medical Corporation, a Nevada corporation, dba "A-FEM
           Medical Corporation" ("A-FEM");

AND:          PAUL MUEGGLER, Ph.D. ("Consultant").

DATED:        February 3, 1997.

1. Consultant agrees to serve as a consultant to A-FEM in scientific/medical research and development. All such services shall be if and as requested by A-FEM, but at such times and places as are determined by Consultant.

2. This Agreement may be terminated by either party, for any reason or no reason, upon 30 days' prior written notice, which will be deemed given upon personal delivery to the other party, or 24 hours after mailing (by certified mail, return receipt requested) to the other party's address set forth below.

3. A-FEM shall pay to Consultant $4,000.00 for one month (at approximately half time) of services provided to A-FEM, payable 15 days after receipt of Consultant's monthly invoice. The parties anticipate that Consultant will not be requested to perform services exceeding (on average) $4,000.00 per month. The above-referenced fee is intended to include Consultant's normal travel expenses (such as those between Consultant's home and A-FEM's principal office) and incidental expenses. However, non-ordinary reasonable expenses (such as out-of-state travel) incurred by Consultant may be reimbursed if first approved in advance by an officer of A-FEM, and if evidenced by receipts and vouchers substantiating each such expense.

4. Consultant is an independent contractor, and accepts sole responsibility for payment of all income taxes, withholdings and contributions required by federal, state and local law as to himself and any of his employees. Consultant is not entitled to workers' compensation, unemployment, health, retirement or any other contribution, insurance or benefit from A-FEM by virtue of this Agreement.

5. Consultant agrees that any and all information relating to A-FEM's products, proposals, methods, research, marketing or other business plans, and other financial or business information, whether or not considered trade secret or proprietary (collectively, "Information") disclosed to or obtained by Consultant during the course of his relationship with A-FEM (whether before or during the term of this Agreement) is the exclusive property of A-FEM and will not at any time be disclosed, copied or summarized by Consultant or any of his employees to any person or entity without the prior written

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consent of A-FEM in each instance. The foregoing does not apply to any
Information which is publicly available or obtained by Consultant without breach of any obligation of confidentiality. Consultant agrees to promptly return to A-FEM upon request at any time all documents containing Information, including notes, files, correspondence, memoranda, diskettes, summaries, sketches and reports, without retaining any copies. Consultant further agrees that violation of this Section 5 would cause irreparable injury to A-FEM, and A-FEM will by reason thereof be entitled to preliminary relief such as a temporary restraining order or preliminary injunction, without posting bond therefor. In any action at law or in equity to enforce or interpret this Section 5, the prevailing party will be entitled to reasonable attorney fees and costs, as determined by the court.

6. Consultant agrees that all work and efforts by him pursuant to this Agreement, including without limitation any research, testing, modeling, analysis, design, fabrication, corporate programming or modeling, will constitute work made for hire, all rights to which are and shall be owned by A-FEM. Consultant hereby assigns to A-FEM all rights and interest (whether by way of copyright, patent, trade secret or otherwise) in all such works, and agrees to sign, acknowledge and deliver to A-FEM any separate assignment and acknowledgment as A-FEM may reasonably require.

7. This Agreement may not be assigned, and the duties and rights under it may not be subcontracted, by either party without the prior written consent of the other. This Agreement shall be construed in accordance with the laws of Oregon. This Agreement represents the final and conclusive agreement between the parties, and supersedes all prior and contemporaneous letters, discussions and understandings between them, oral or written. This Agreement may only be amended or extended in a writing signed by both parties.


     EXECUTED as of the date first set forth above.

ATHENA MEDICAL CORPORATION


By:  -----------------------------           ---------------------------------
     William H. Fleming, President                Paul Mueggler, Ph.D.

10180 S.W. Nimbus Avenue, Suite J-5          ---------------------------------

Portland, OR 97223                           ---------------------------------

                                             ---------------------------------

A-FEM Medical Corporation                   Consultant